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                                                                     EXHIBIT 11


                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                           ARKANSAS BEST CORPORATION


                                                   THREE MONTHS ENDED            SIX MONTHS ENDED
                                                       JUNE 30                        JUNE 30
                                                 1997           1996            1997           1996
                                             ------------   ------------    ------------   ------------
                                                        ($ THOUSANDS, EXCEPT PER SHARE DATA)
PRIMARY:
Average shares outstanding ...............     19,504,473     19,512,367      19,504,473     19,514,453
Net effect of dilutive stock options -
  Based on the treasury stock method
    using average market price ...........         65,747           --            34,048           --
                                             ------------   ------------    ------------   ------------
Average common shares outstanding ........     19,570,220     19,512,367      19,538,521     19,514,453
                                             ============   ============    ============   ============

Net income (loss) ........................   $      5,008   $     (8,786)   $      4,691   $    (18,345)
Less: Preferred stock dividends ..........          1,075          1,074           2,149          2,149
                                             ------------   ------------    ------------   ------------
Net income (loss) applicable
  to common shareholders .................   $      3,933   $     (9,860)   $      2,542   $    (20,494)
                                             ============   ============    ============   ============

Per common and common equivalent share:
  Net income (loss) per common share .....   $        .20   $      (0.51)   $        .13   $      (0.51)
                                             ============   ============    ============   ============

Fully diluted earnings per common share are not presented, as such calculations would be anti-dilutive.